EXHIBIT 10.12

CONFIDENTIAL TREATMENT

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT.  EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

222 Cameron Drive, Suite 400 Phillipsburg, NJ 08865 Phone 908 454-7120 Fax 908-454-1911

March 27, 2008

University Office for Technology Transfer

Thomas Jefferson University

1020 Locust Street

Philadelphia, PA 19107

Attention:  Director, University Office for Technology Transfer

Re:                               Exclusive License Agreement, effective as of February 1, 2003, between Thomas Jefferson University (“TJU”) and Celldex Therapeutics, Inc. (“Celldex”), as the assignee of Alteris Therapeutics, Inc. (“Alteris”), as the successor of Spliceomix, Inc. (the “TJU Agreement”)

Ladies and Gentlemen:

As you are aware, pursuant to the TJU Agreement, TJU has licensed to Celldex certain rights owned by TJU.  Celldex proposes to enter into an agreement with Pfizer Vaccines LLC (“Pfizer”) in the same or substantially the same form and substance as the agreement set forth on Exhibit A (the “Pfizer Agreement”) pursuant to which Celldex will sublicense to Pfizer the rights licensed to Celldex by TJU under the TJU Agreement.

1.             No Breach.  TJU confirms that, as of the date of this letter agreement (this “Letter Agreement”): (i) the TJU Agreement remains in full force and effect; and (2) TJU has not given any notice to Celldex of any breach by Celldex under the TJU Agreement.

2.             Effective Date.  TJU acknowledges that the Pfizer Agreement will not become effective until Celldex and Pfizer have received any clearance that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Celldex agrees to provide TJU with a fully executed copy of the Pfizer Agreement and notify TJU of the “Effective Date” (as that term is defined in the Pfizer Agreement) of the Pfizer Agreement (the “Effective Date”) once it has occurred, as promptly as reasonably possible.  .  Paragraphs 3 through 11 of this Letter Agreement shall become effective as of, and only upon the occurrence of the Effective Date.  Except as otherwise expressly provided herein, the provisions of this Letter Agreement shall be effective from the date of this Letter

Agreement written above.  If Celldex and Pfizer have not fully executed the Pfizer Agreement on or before 180 days following the date hereof, or the Pfizer Agreement is terminated prior to the Effective Date, Celldex will promptly notify TJU, and thereafter TJU or Celldex may terminate this Letter Agreement upon written notice to the other party.  Subject to Celldex’s compliance with the terms of this Paragraph 2, TJU confirms that Celldex has satisfied its obligations under Sections 3.1 and 3.2(f) of the TJU Agreement to provide TJU with a copy of the Pfizer Agreement and that this Letter Agreement constitutes notice that Pfizer is not a “small entity” as provided in Sections 5.6 and 7.3 of the TJU Agreement.

3.             Consideration.  After the execution of this Letter Agreement and only upon the occurrence of the Effective Date, and in addition to other consideration owed to TJU under the TJU Agreement resulting from payments received by Celldex from Pfizer under the Pfizer Agreement, Celldex shall, within 5 business days following the receipt of payment from Pfizer under Section 5.1 of the Pfizer Agreement pay TJU the sum of Five-Hundred Thousand dollars ($500,000.00).

4.             Breach under TJU Agreement.  In the event TJU delivers to Celldex a notice of breach by Celldex of the TJU Agreement, and the Pfizer Agreement is in force and effect as of the date of the notice, TJU shall notify Pfizer by sending simultaneously with its notice to Celldex, a copy of the notice of breach to Pfizer at the address set forth in this Letter Agreement.  Pfizer shall have the right, but no obligation, to cure such breach on behalf of Celldex in accordance with the terms of the TJU Agreement.  Such notice shall be delivered and governed pursuant to the applicable terms of the TJU Agreement and Paragraph 11 of this Letter Agreement.

5.             Option to Obtain a License Directly from TJU Upon Termination of the TJU Agreement.  Notwithstanding anything to the contrary contained in Section 9.3 of the TJU Agreement, as amended by this Letter Agreement, in the event TJU delivers a notice of termination to Celldex pursuant to the TJU Agreement (the “Breached License”), and the Pfizer Agreement is in force and effect as of the proposed date of termination of the TJU Agreement, TJU shall, simultaneously with its notice to Celldex, send a copy of such notice to Pfizer pursuant to Paragraph 4 above, and Pfizer shall have the right to obtain directly from TJU a license agreement on substantially the same terms and conditions set forth in the Breached License (such right, the “License Option”).  Subject to Pfizer’s agreement to comply with the provisions of this Paragraph 5, Pfizer may exercise the License Option by providing a written notice to TJU within sixty (60) days from the date that TJU notifies Pfizer, in accordance with the prior sentence, of TJU’s election to terminate the Breached License (“Option Period”).  If Pfizer exercises the License Option, TJU and Pfizer shall enter into a license agreement directly with each other (the “New License Agreement”) on substantially the same terms and conditions as those set forth in the Breached License, including but not limited to license scope, territory, and duration of license grant; provided however, (i) that Pfizer shall agree in the New License Agreement to terms providing that in no event shall TJU be liable to Pfizer for any actual or alleged breach by Celldex of the Breached License; (ii) that the financial terms of any New License Agreement shall be substantially the same as the corresponding financial terms in the Breached License (with appropriate adjustments to ensure that amounts previously payable to TJU under Section 4.2(d) of the Breached License (relating to Non-Royalty Sublicense Income) will continue to be payable to TJU under the New License Agreement); (iii) that in no event shall TJU be obliged to accept provisions in any New License Agreement (a) unless such provisions correspond to rights granted by Celldex to Pfizer in the Pfizer Agreement, such provisions are not in conflict with the material rights, duties and obligations accruing to Celldex under the Breached License and such provisions provide for the cure by Pfizer of any breach by Celldex of its obligations to pay TJU under the Breached License or (b) where such provisions are inconsistent with TJU’s legal obligations under any applicable law; and (iv) that the licenses granted by TJU to Pfizer under the New License Agreement shall be to the Licensed Processes and under the Patent Rights as they exist at the time the New License Agreement is executed.  TJU agrees that it will not terminate the Breached License until the first to occur of (1) the expiration of the Option Period if Pfizer does not exercise the License Option during such Option Period and (2) the date when New License Agreement is fully executed and is in full force and effect.

6.             Assignments.  TJU agrees that if it assigns its rights under the TJU Agreement, or any of the intellectual property licensed to Celldex thereunder, TJU shall cause such assignee to be bound by the terms of this Letter Agreement applicable to TJU.

7.             Amendment of the TJU Agreement.  TJU and Celldex agree that the TJU Agreement is hereby amended as set forth in this Paragraph 7 as of, and only upon the occurrence of the Effective Date.

(a)           Section 1.9.  The following phrase shall be inserted at the end of the last sentence of Section 1.9 of the TJU Agreement:

Notwithstanding anything to the contrary in this Section 1.9, with respect to the determination of a royalty amount payable to TJU under Section 4.2 hereof as a result of NET SALES of LICENSED PRODUCTS made by a sublicensee, to the extent that the definition of NET SALES under this Section 1.9 as it applies to such LICENSED PRODUCTS differs from or conflicts with a corresponding definition of net sales (or such other defined basis) contained in a sublicense agreement based on which LICENSEE is paid a royalty by sublicense for sales of such LICENSED PRODUCTS by sublicensee, then such corresponding definition of net sales (or other defined basis), and any adjustments thereto, under such sublicense agreement shall prevail and replace the definition of NET SALES under this Agreement for the sole purpose of determining the royalty amounts payable to TJU under Section 4.2 resulting from such sales of LICENSED PRODUCTS by sublicensee.

(b)           Section 2.6.  A new Section 2.6 shall be inserted immediately after Section 2.5 of the TJU Agreement and shall read in its entirety as follows:

To the best of the knowledge of TJU, with respect to the PATENT RIGHTS, TJU has complied with all requirements under the Bayh-Dole Act as set forth in 35 USC §§ 200-212 and all laws, rules and regulations promulgated thereunder.  With respect to the PATENT RIGHTS, TJU shall continue to comply with all such requirements during the term of this Agreement.

(c)           Section 3.2(f).  Section 3.2(f) of the TJU Agreement shall be amended by deleting the language “: (i) the SUBLICENSEE may not further sublicense; and (ii)” from the second sentence.

(d)           Section 4.2.  Section 4.2 of the TJU Agreement shall be amended in accordance with the following:

(i)                     The phrase “including any sublicensees of sublicensees” shall be inserted in Section 4.2(a), immediately after the phrase “LICENSEE and sublicensees.”

(ii)                  Section 4.2(b) shall be amended to replace the phrase “LICENSEE is paying to third parties” with the phrase “LICENSEE or any sublicensee is paying to third parties.”

(iii)               Section 4.2(d) shall be replaced in its entirety with the following:

In the case of all sublicenses, including sublicenses of sublicenses, LICENSEE shall pay to TJU a royalty of ten percent (10%) of all NON-ROYALTY SUBLICENSE INCOME.

(e)           Section 1.10.  The phrase “including any sublicenses granted by a sublicensee,” shall be inserted in Section 1.10, immediately after the phrase “for the granting of a sublicense.”

(f)            Section 4.3.   Section 4.3 of the TJU Agreement shall be replaced in its entirety with the following:

4.3                                 As consideration for the rights granted hereunder, LICENSEE shall pay to TJU during the term of this Agreement the following cash milestone payments within thirty (30) days of the occurrence (time of payment is of the essence):

For the first human therapeutic LICENSED PRODUCT:

(i)            [*] upon the filing of a [*]; and

(ii)           [*] upon the filing of a [*];

(iii)          [*] upon the approval of an [*]; and

(iv)          [*] upon the [*].

In the event that with respect to a human therapeutic LICENSED PRODUCT, milestone (iv) has occurred without the occurrence of one or more previous milestones with respect to such LICENSED PRODUCT, the amount payable under milestone (iv) shall be increased by the amount of such other unpaid milestone(s). Notwithstanding anything to the contrary contained herein, none of the milestone payments of this Section 4.3 shall be paid more than once.

(g)           Section 6.1.  The following phrase shall be inserted at the end of the last sentence of Section 6.1 of the TJU Agreement:

* Confidential

Notwithstanding anything to the contrary in this Section 6.1, with respect to any sublicensee, LICENSEE’s obligations under this Section 6.1 shall be deemed to be satisfied if LICENSEE requires such sublicensee (a) to keep accurate books and records setting forth gross sales of each LICENSED PRODUCT, net sales (as defined in any sublicense agreement) of each LICENSED PRODUCT, and amounts payable to LICENSEE under the applicable sublicense agreement for each such LICENSED PRODUCT and (b) to permit LICENSEE, by independent certified public accountants employed by LICENSEE and reasonably acceptable to such sublicensee, to examine such books and records at any reasonable time, upon reasonable notice, but not later than three (3) years following the rendering of the corresponding royalty reports made by such sublicensee to LICENSEE, provided that (i) the foregoing right of examination may be exercised only once during each twelve (12)-month period during the term of the applicable sublicense agreement, provided that in the event that any examination reveals an underpayment of ten percent (10%) or more, an additional inspection shall be permitted, (ii) such sublicensee may require such accountants to enter into a reasonably acceptable confidentiality agreement and (iii) in no event shall such accountants disclose to LICENSEE any information, other than such as relates to the accuracy of the corresponding royalty reports.  TJU shall have the right to receive a copy from LICENSEE of any accountants’ reports to LICENSEE of the results of such examinations of sublicensee’s books and records, and to compel LICENSEE to conduct such examination at LICENSEE’s sole cost and expense.

(h)           Section 3.1.  The phrase “to sell and have sold” in the first sentence of Section 3.1 of the TJU Agreement shall be replaced with the phrase “to sell, have sold, offer for sale, supply, cause to be supplied and import.”

(i)            Section 7.2.  Section 7.2 of the TJU Agreement shall be amended in accordance with the following:

(i)    The following sentence shall be inserted after the end of the first sentence of Section 7.2:

TJU shall execute and file those notices and other filings as LICENSEE shall reasonably request be made, from time to time, with the U.S. Patent and Trademark Office (or any successor agency) or any analogous patent office outside the United States with respect to the rights granted under this Agreement. All costs, fees and expenses associated with any filings requested by LICENSEE pursuant to this section shall be paid solely by LICENSEE.

(ii)      The second sentence of Section 7.2 shall be amended to replace the phrase “TJU and LICENSEE” with the phrase “TJU, LICENSEE and any exclusive sublicensee.”

(iii)     The second sentence of Section 7.2 shall be amended to replace the phrase “LICENSEE and TJU” with the phrase “LICENSEE, any exclusive sublicensee and TJU.”

(iv)     The phrase “and any exclusive sublicensee” shall be inserted in the second sentence of Section 7.2, immediately after the third reference to the word “LICENSEE.”

(j)            Section 7.5.  A new Section 7.5 shall be inserted immediately after Section 7.4 of the TJU Agreement and shall read in its entirety as follows:

LICENSEE or sublicensee, as provided in the applicable sublicense agreement between such parties, shall have the exclusive right, with respect to all PATENT RIGHTS licensed hereunder, to determine whether to seek, in TJU’s name if so required, and at LICENSEE’s and sublicensee’s sole cost and expense, patent term extensions and supplemental protection certificates and the like available under applicable law, including 35 U.S.C. § 156 and applicable foreign counterparts, in any country in relation to the PATENT RIGHTS. TJU and LICENSEE or sublicensee, as the case may be, shall cooperate in connection with all such activities, and LICENSEE or sublicensee, as the case may be, and its agents and attorneys will give due consideration to all suggestions and comments of TJU regarding any such activities, but in the event of a disagreement between the parties, LICENSEE or sublicensee, as the case may be, will have the final decision-making authority.

(k)           Article VIII.  Article VIII of the TJU Agreement shall be replaced in its entirety with the following:  [New language has been bolded and underlined for ease of review.]

8.1                                 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE or sublicensee, as provided in the applicable sublicense agreement, shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action.  LICENSEE and the applicable sublicensee shall promptly notify TJU whether LICENSEE or sublicensee will exercise the rights set forth in this Article VIII.  TJU agrees to notify LICENSEE or sublicensee, as the case may be based on which entity is exercising the rights set forth in this Article VIII, promptly of each infringement of such patents of which TJU is or becomes aware.  Before LICENSEE or sublicensee commences an action with respect to any infringement of such patents, LICENSEE or sublicensee, as the case may be, shall give careful consideration to the views of TJU and to potential effects on the public interest in making its decisions whether or not to prosecute.

8.2                                 (a)           If LICENSEE or sublicensee, as the case may be, elects to commence an action as described above, TJU shall cooperate fully with LICENSEE or sublicensee, as the case may be, in connection with any such action and agrees to join in any such action at LICENSEE’s or sublicensee’s expense, as the case may be.

(b)           LICENSEE shall reimburse TJU for any costs TJU incurs, including reasonable attorney’s fees, as part of an action brought by LICENSEE or sublicensee.

8.3                                 If LICENSEE or sublicensee elects to commence an action as described above, LICENSEE may deduct from its royalty payments to TJU with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorney’s fees; provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to TJU with respect to the patent(s) subject to suit for each calendar year.  If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year. LICENSEE may to that extent reduce the royalties due to TJU from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent(s) subject to suit.

8.4                                 No settlement, consent judgment or other voluntary final disposition of the suit that materially adversely affects TJU’s rights may be entered into without the prior written consent of TJU, which consent shall not be unreasonably withheld.

8.5                                 Recoveries of reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE or sublicensee, as the case may be, and TJU for litigation costs not paid from royalties and then to reimburse TJU for royalties deducted by LICENSEE pursuant to Section 8.3.  Any additional recoveries by LICENSEE shall be shared by LICENSEE and TJU, 75% to LICENSEE and 25% to TJU.

8.6                                 If LICENSEE or sublicensee elects not to exercise its rights to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, TJU may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE and sublicensee shall cooperate fully with TJU in connection with such action.

8.7                                 Without limiting the generality of Section 8.6, TJU may, at its election and by notice to LICENSEE and any sublicensee, establish a time limit of ninety (90) days for LICENSEE and such sublicensee to decide whether to prosecute any infringement of which TJU is or becomes aware.  If, by the end of such ninety (90) day period, neither LICENSEE nor such sublicensee has commenced such an action, TJU may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom.  With respect to any such infringement action prosecuted by TJU in good faith, LICENSEE shall pay over to TJU any payments (whether or not designated as “royalties”) made by the alleged infringer to LICENSEE or such sublicensee under any existing or future sublicense authorizing LICENSED PRODUCTS, up to the amount of TJU’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

8.8                                 Each party shall promptly notify the other party in the event of any legal or administrative action by any third party involving a PATENT RIGHT of which it becomes aware, including any nullity, revocation, reexamination or compulsory license proceeding.  LICENSEE or sublicensee, as provided in the applicable sublicense agreement, shall have the first right, but no obligation, to defend against any such action involving a PATENT RIGHT, and any such defense shall be at LICENSEE’s or such sublicensee’s expense.  TJU and LICENSEE shall cooperate in connection with all such activities, and LICENSEE, its agents and attorneys will give due consideration to all suggestions and comments of TJU regarding any such activities, but in the event of a disagreement between the parties, LICENSEE or such sublicensee, as the case may be, will have the final decision-making authority.  TJU, upon request of LICENSEE, agrees to join in any such action at LICENSEE’s or such sublicensee’s expense, respectively, and in any event to cooperate with LICENSEE or such sublicensee at LICENSEE’s or such sublicensee’s expense, respectively.  No settlement, consent judgment or other voluntary final disposition of the suit that materially adversely affects TJU’s rights may be entered into without the prior written consent of TJU, which consent shall not be unreasonably withheld.  If LICENSEE or such sublicensee fails to defend against any such action involving a PATENT RIGHT, then TJU shall have the right to defend such action, in its own name, and any such defense shall be at TJU’s expense.  LICENSEE and any sublicensees, upon request of TJU, shall reasonably cooperate with TJU in any such action at TJU’s expense.

8.9                                 The provisions of this Article 8 also shall apply to any notice received by TJU, LICENSEE or a sublicensee of LICENSEE under 21 USC § 355(b)(2)(A) or 355(j)(2)(A)(vii)(IV) concerning a Licensed Patent.

(l)            Section 9.3.          Section 9.3 of the TJU Agreement shall be replaced in its entirety with the following:

9.3                                 In the event TJU has the right to terminate this Agreement for any reason, and a sublicense is in force and effect, TJU shall deliver a notice of the event giving rise to such termination to Celldex and to Celldex’s sublicensee(s) at the addresses provided by Celldex.  Each such sublicensee shall have the right to become a direct licensee of TJU on substantially the same terms and conditions as those set forth in this Agreement, including but not limited to license scope, territory, and duration of license grant (such right, the “License Option”), such License Option exercisable by providing a written notice to TJU within sixty (60) days from the date of such notice delivered by TJU in accordance with the prior sentence (the “Option Period”) ; provided however, (i) that such sublicensee shall agree to terms in the new agreement providing that in no event shall TJU be liable to such sublicensee for any actual or alleged breach by Celldex of this Agreement; (ii) that the financial terms of any new agreement be substantially the same as the corresponding financial terms of this Agreement (with appropriate adjustments to ensure that amounts previously payable to TJU under Section 4.2(d) of this Agreement (relating to Non-Royalty Sublicense Income) will continue to be payable to TJU under such new license agreement); (iii) that in no event shall TJU be obliged to accept provisions in any new agreement (a) unless such provisions correspond to rights granted by Celldex to sublicensee in the applicable sublicense agreement, such provisions are not in conflict with the material rights, duties and obligations accruing to Celldex under this Agreement and such provisions provide for the cure by sublicensee of any breach by Celldex of its obligations to pay TJU under this Agreement or (b) where such provisions are inconsistent with TJU’s legal obligations under any applicable law; and (iv) that the licenses granted by TJU to such sublicensee under such new license agreement shall be to the Licensed Processes and under the Patent Rights as they exist at the time such new license agreement is executed.  TJU agrees that it will not terminate this Agreement until the first to occur of (1) the expiration of the Option Period if such sublicensee does not exercise the License Option during such Option Period, and (2) the date when a new license agreement pursuant to this Section 9.3 is fully executed by TJU and sublicensee and is in full force and effect.  TJU agrees that any sublicensee under this Agreement shall be deemed to be a third party beneficiary of the provisions of this Section 9.3 as such provisions apply to such sublicensee.

(m)          Section 10.6.  The phrase “[E]xcept as provided in this Agreement” shall be inserted at the beginning of the first sentence of Section 10.6 of the TJU Agreement.

8.             Waiver of Certain Provisions.

(a)           Sections 3.2(c), 3.2(d), and 3.2(f).  For so long as the Pfizer Agreement is in effect and LICENSEE does not waive, in accordance with the terms of the Pfizer Agreement, Pfizer’s diligence obligations pursuant to Section 4.5 thereof, TJU hereby waives its rights under and Celldex’s obligations under (a) the application to the Pfizer Agreement of the first sentence of Section 3.2(f) of the TJU Agreement, (b) Section 3.2(c) of the TJU Agreement, and (c) Section 3.2(d) of the TJU Agreement.  TJU hereby confirms and agrees that, subject to such waivers, the Pfizer Agreement complies with the requirements of Section 3.2(f) of the TJU Agreement.

(b)           Section 5.2.  TJU hereby waives compliance with Section 5.2 of the TJU Agreement with respect to any failure by Celldex to fulfill its obligations under Section 5.2 prior to the Effective Date.

9.             Confidentiality.

(a)           TJU and Celldex acknowledge that TJU and Celldex or its sublicensee may, from time to time, disclose Confidential Information to each other in connection with this Letter Agreement or the TJU Agreement. Subject to the licenses granted by TJU to Celldex pursuant to the TJU Agreement, TJU and Celldex agree that during the term of the TJU Agreement and for five (5) years thereafter, they will keep confidential the Confidential Information of the other party that is disclosed to it.  TJU and Celldex agree to take such action to preserve the confidentiality of Celldex’s Confidential Information and TJU’s Confidential Information, respectively, as they would customarily take to preserve the confidentiality of their own similar types of confidential information.  Any information disclosed to or received by TJU relating to the Pfizer Agreement or this Letter Agreement, whether provided to TJU by Celldex or its sublicensee, shall be subject to the provisions of this Paragraph 9 as Celldex’s Confidential Information.

(b)           Subject to the licenses granted by TJU to Celldex pursuant to the TJU Agreement, TJU and Celldex agree (i) to use Celldex’s Confidential Information and TJU’s Confidential Information, respectively, as expressly permitted in this Letter Agreement and the TJU Agreement and (ii) not to disclose Celldex’s Confidential Information or TJU’s Confidential Information, respectively, to any third parties under any circumstance without the prior consent of the other party, except as expressly permitted in this Letter Agreement or the TJU Agreement.

(c)           For purposes of this Letter Agreement, “Confidential Information” means all information relating to Licensed Products or Licensed Processes (as defined in the TJU Agreement), as well as any other information regarding the business and operations of TJU or Celldex or its sublicensee, that is or has been disclosed (whether orally or in writing) by Celldex or its sublicensee to TJU or by TJU to Celldex or its sublicensee, as the case may be, to the extent that such information is not: (i) as of the date of disclosure, known to the party making use of the information (the “Receiving Party”); or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by the Receiving Party of this Letter Agreement; or (iii) obtained by the Receiving Party from a third party free from any obligation of confidentiality to the other party;

or (iv) independently developed by the Receiving Party without use of the Confidential Information of the other; or (v) in the reasonable opinion of legal counsel, required to be disclosed under law; provided that, in the case of (v), the party required to disclose such Confidential Information provides the other party with prior notice (to the extent practicable) of such disclosure and agrees to cooperate, at the request and sole expense of the party whose Confidential Information is requested, with such party’s efforts to preserve the confidentiality of such information.

10.           Third Party Beneficiary. The parties hereby agree that Pfizer Vaccines LLC and Pfizer Inc. shall be third party beneficiaries of this Letter Agreement while the Pfizer Agreement is in full force and effect.

11.           Notices.  Any notices required hereunder shall be sent by registered or certified mail or by an equivalent service capable of verification at the address stated below or such other address as to which the parties may provide in the future.

If to TJU:	University Office for Technology Transfer
Thomas Jefferson University
1020 Locust Street
Philadelphia, PA 19107
Attention: Director, University Office of Technology Transfer
Fax: (215) 923-5835

With a copy to:	University Counsel
1020 Walnut Street
Philadelphia, PA 19107

If to Pfizer:	Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: President
Fax: (860) 732-1843

Pfizer Vaccines LLC
235 East 42nd Street
New York, New York 10017-5755
Attention: Treasurer
Fax: (212) 338-1850

With a copy to:	Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755
Attention: General Counsel
Fax: (212) 808-8924

If to Celldex:	Celldex Therapeutics, Inc.

222 Cameron Drive, Suite 400
Phillipsburg, NJ 08865
Attention: Senior Vice President, Business Development
Phone: (908) 454-7120
Fax: (908) 454-1911

With a copy to:	Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention: Richard B. Smith, Esq.
Phone: (617) 239-0100
Fax: (617) 227-4420

12.           Miscellaneous.

(a)           Counterparts.  This Letter Agreement may be executed (including by facsimile) in any number of counterparts each of which shall be original and all originals of which shall be deemed a single instrument.

(b)           Full Understanding.  This Letter Agreement represents the full understanding among the parties with respect to the subject matter hereof.

(c)           Modification/Waiver.  No modification or waiver of this Letter Agreement shall be effective except in a written document signed by the party against whom such waiver or modification is to be enforced.

(d)           No Assignment.  This Letter Agreement may not be assigned without the prior written consent of each party hereto except in connection with the sale or transfer of the entire business and assets of the assigning party, or in connection with a permitted assignment of the TJU Agreement by TJU as provided in Section 10.6 of the TJU Agreement.  Any other attempt to transfer or assign this Letter Agreement without such consent shall be null and void.

(e)           Independent Contractors.  This Letter Agreement shall not constitute any party as the joint venturer, legal representative or agent of any other party hereto, and no party hereto shall have the right or authority to assume or create any obligation on the part of any other party hereto.

(f)            Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

[Remainder of Page Intentionally Left Blank]

Please sign and return a copy of this Letter Agreement to us to acknowledge our mutual agreement on this matter.  Thank you, again, for all of your assistance.

Sincerely,

CELLDEX THERAPEUTICS, INC.

By:	/s/ Ronald C. Newbold
Name:	Ronald C. Newbold
Title:	Senior VP, Business Development

AGREED AND ACKNOWLEDGED:

THOMAS JEFFERSON UNIVERSITY

By:	/s/ Steven E. McKenzie, MD, PhD
Name:	Steven E. McKenzie, MD, PhD
Title:	Vice President for Research

EXHIBIT A

PFIZER AGREEMENT

2